Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-1, of our report dated March 2, 2011 relating to the consolidated financial statements of Santa Lucia Bancorp and subsidiary as of December 31, 2010, and for each of the years in the three year period ended December 31, 2010,   included its Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the references to our Firm under the heading “Experts” in the Prospectus.

/s/ Vavrinek, Trine, Day & Co., LLP
VAVRINEK, TRINE, DAY & CO., LLP

Laguna Hills, California            June 7, 2011